Exhibit 10.37

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “First Amendment”) is made and entered into as of the 30th day of December, 2011 (the “Amendment Effective Date”) by and between WDP 17600 LLC, an Arizona limited liability company, as “Landlord,” and FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation, as “Tenant.”

RECITALS

A. Landlord and Tenant entered into that certain Office Lease Agreement having an Effective Date of August 5, 2011 (the “Lease”), for the lease of certain space in the Building located at 17600 N. Perimeter Drive, Scottsdale, Arizona 85255; and

B. The parties desire to modify the Lease as set forth in this First Amendment.

AGREEMENT

In consideration of the mutual promises contained in this First Amendment and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Effective Date; Definitions. The terms and provisions of this First Amendment are effective on the Amendment Effective Date. All capitalized terms used in this First Amendment, unless otherwise defined herein, shall have the same meanings given to them in the Lease.

2. Generators. As of the Amendment Effective Date, the Building is served by two generators. One of the generators, which is a 500kV generator (the “Building Generator”), feeds Building systems including chillers, pumps, emergency lighting and an existing computer room air conditioner unit (“CRAC”), and will serve one additional CRAC to be installed by Tenant as a part of the Tenant Improvements. The second generator, which is a 750kV generator (“Tenant’s Generator”) feeds data center systems in the Building, including the existing fan coil, the uninterruptible power supply (“UPS”) room and the UPS panels for the telecommunications room, and will also feed Tenant’s call center and a new UPS to be installed by Tenant as a part of the Tenant Improvements.

2.1	Maintenance of Building Generator. Landlord will maintain, repair and replace the Building Generator. All costs and expenses incurred by Landlord in performing its obligations under this Section 2.1 (which specifically include costs of obtaining and maintaining applicable permits related to the Building Generator) will be included in Operating Expenses (but only to the extent permitted under the definition thereof), but in the event of the replacement of the Building Generator, the cost of replacement of the Building Generator will be amortized (including reasonable charges for interest on the unamortized amount) over the useful life of the replacement Building Generator and the included in Operating Expenses annually until fully amortized. The limitation on the payment of Excess Property Expenses during the first 24 months of the Term in Article 3 of the Lease does not apply to the payment of costs and expenses relating to the Building Generator, and Tenant is obligated for the payment of those costs and expenses from and after the Commencement Date.

2.2	Maintenance of Tenant’s Generator. Landlord will maintain, repair and replace the Tenant’s Generator. All costs and expenses incurred by Landlord in performing its obligations under this Section 2.2 (which specifically include costs of obtaining and maintaining applicable permits related to the Tenant’s Generator) will be payable by Tenant from time to time, within thirty (30) days following receipt of Landlord’s invoice, as Additional Rent, including the cost of replacement of the Tenant’s Generator. The limitation on the payment of Excess Property Expenses during the first 24 months of the

Term in Article 3 of the Lease does not apply to the payment of costs and expenses relating to the Tenant’s Generator, and Tenant is obligated for the payment of those costs and expenses from and after the Commencement Date. Not more frequently than annually, and upon not less than thirty (30) days prior written notice, Tenant may audit Landlord’s records regarding the costs and expenses of Tenant’s Generator. If Tenant’s audit shows that the amount Landlord charged Tenant for costs and expenses relating to Tenant’s Generator was greater than the actual amount incurred by Landlord therefor, then unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant within thirty (30) days after Landlord receives a copy of the audit. If the audit shows that the amount Landlord charged Tenant for costs and expenses relating to Tenant’s Generator was less than the actual amount incurred by Landlord therefor, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord all estimated amounts relating to Tenant’s Generator.

3. Brokers. Tenant represents that Tenant has dealt with no brokers in connection with this First Amendment, and that insofar as Tenant knows, no other broker negotiated or participated in negotiations of this First Amendment or is entitled to any commission in connection therewith. Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims of brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Tenant in connection herewith. Landlord shall defend, indemnify and hold harmless Tenant from and against any and all claims of brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Landlord in connection herewith.

4. Effect of Amendment; Conflict. Except as otherwise expressly modified in this First Amendment, the terms and conditions of the Lease are and shall remain in full force and effect. In the event .of any conflict or inconsistency between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall govern and control.

5. Counterparts. This First Amendment may be executed in any number of counterparts, all of which together constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Office Lease Agreement as of the day and year first above written.

LANDLORD:			TENANT:

WDP 17600 LLC, an Arizona limited liability			FENDER MUSICAL INSTRUMENTS
company			CORPORATION, a Delaware corporation

By:	WDP Partners, LLC, an Arizona limited
	liability company, its Manager		By	/s/ James Broenen
			Name:	James Broenen
			Title:	CFO

	By	/s/ Robert Mayhall
	Name:	Robert Mayhall
	Title:	Manager

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